Exhibit 10.14

Execution Copy

ASSET PURCHASE AGREEMENT

(FCC LICENSES AND EQUIPMENT)

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of this 13th day of May, 2014 (the “Effective Date”), by and among FCI 900, Inc., ACI 900, Inc., Machine License Holding, LLC, Nextel WIP License Corp., and Nextel License Holdings 1, Inc., each a wholly-owned indirect subsidiary of Sprint Corporation, a Delaware corporation (collectively “Sellers”) and Pacific DataVision, Inc. (“Buyer”), Sellers and Buyer may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Sellers are the owners of a 900 MHz system (“the System”) pursuant to licenses issued by the Federal Communications Commission (“FCC”) as identified on Schedule A hereto (the “Licenses”);

B. Sellers desire to sell or cause to be sold to Buyer and Buyer desires to purchase from Sellers, certain assets used in or held for use in connection with the System (collectively, the “Spectrum Assets”) and individually defined as follows: (i) the Licenses, (ii) certain equipment representing a complete inventory of any and all of Sellers’ 900MHz equipment used in the System as identified on Schedule B hereto (the “Equipment”), and (iii) Sellers rights under that certain letter agreement dated April 15, 2014 with respect to call signs *** and *** (the “ROFR Agreement”);

C. Buyer has engaged an investment bank to raise the necessary capital to purchase the Spectrum Assets via a 144A equity offering (the “144A Transaction”); and

D. Buyer and Sellers desire to enter into this Agreement to effect the sale of the Spectrum Assets to Buyer free and clear of all liens, claims, mortgages, pledges, security interests, encumbrances or adverse claims (collectively, “Liens”).

AGREEMENTS

1. Purchase, Sale and Transfer of Spectrum Assets: Upon the terms and subject to the conditions hereinafter set forth, on the Closing Date (as defined below), Sellers shall sell and deliver to Buyer, and Buyer will purchase and acquire from Sellers, all of Sellers’ rights, title and interest in and to the Spectrum Assets free and clear of all Liens, in consideration of the payment by Buyer of the Aggregate Consideration (as defined below). Within ten (10) business days following the execution of this Agreement, or such other time period as mutually agreed by Sellers and Buyers, Sellers will provide to Buyer for each of the Licenses (i) a completed and executed FCC Form 603, and (ii) written notification by Sellers to Buyer of its completion of the licensee portion of the assignment application on the FCC’s electronic Universal Licensing System (the “ULS Application”).

2. Payment of Consideration: The aggregate consideration paid for the Spectrum Assets will be One Hundred Million Dollars ($100,000,000) (the “Aggregate Consideration”). Ninety Million Dollars ($90,000,000) of the Aggregate Consideration will be paid by Buyer to Sellers in cash in accordance with the terms below; and Ten Million Dollars ($10,000,000) of the Aggregate Consideration will be paid by Buyer to one or more Sellers in the form of stock at a price per share equal to that being paid by investors in connection with Buyer’s 144A Transaction and in accordance with the Stock Issuance Agreement of even date herewith among Parties (the “Stock Issuance Agreement”).

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

(a) Within ten (10) days following the consummation of the 144A Transaction, a deposit payment of Thirteen Million Five Hundred Thousand Dollars ($13,500,000) will be paid by Buyer to Sellers (the “Deposit”) by wire transfer to an account designated by Sellers. The balance of the Aggregate Consideration (less the Deposit) will be paid by Buyer to Sellers on the Closing Date (as defined below) by wire transfer to an account designated by Sellers. Buyer reserves the right (but shall have no obligation) to substitute other funding sources for the Aggregate Consideration (solely as an alternative to the 144A Transaction) provided that such substitution will not adversely affect the timing of the Closing Date (as defined below).

(b) Prior to the Closing Date, Sellers shall deliver to Buyer a schedule reflecting the cash and stock portions of the Aggregate Consideration to be received by each selling entity, and the amount of consideration allocated to the various components of Spectrum Assets held by each such selling entity. The Parties agree to treat the transactions in a manner consistent with such schedule for all purposes, unless otherwise required by law.

3. No Assumption of Liabilities: Buyer is not assuming and shall not be responsible for any liabilities or obligations of any Seller of any kind or nature whatsoever whether arising out of or in connection with the System or the Spectrum Assets, except for the Assumed Liabilities (the “Excluded Liabilities”). Buyer shall assume at the Closing, all of Seller’s obligations to be performed after the Closing under the Licenses and the ROFR Agreement but only to the extent that such obligations (i) arise from the post-Closing operation of the Spectrum Assets, (ii) are required to be performed after the Closing Date, (iii) were incurred in the ordinary course of business and (iv) do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by a Seller on or prior to the Closing Date (the “Assumed Liabilities”). At the Closing the Parties will enter into a mutually acceptable Transition Services Agreement (the “Transition Services Agreement”), that will specifically set forth a timeframe for the performance of certain activities related to the continued operation of the System by Sellers for a fee.

4. Payment of Expenses: Buyer and Sellers shall each bear their own legal, accounting and brokerage expenses in connection with this Agreement. Buyer and Sellers shall each pay one-half of all applicable sales and transfer taxes (if any) in connection with the transfer of the Spectrum Assets to Buyer, regardless of the Party upon which such taxes are assessed under applicable law. Buyer shall pay all fees in connection with the ULS Application and the filings in connection with the HSR Act (as defined below). Seller agrees that Seller will prepay all ULS and HSR Act fees, and Buyer will reimburse Seller within ten (10) days following Buyers’ receipt of funding as a result of the 144A Transaction or within five (5) days for Seller having paid any ULS and/or HSR fees, whichever is later.

5. Reserved.

6. Closing:

(a) Closing Date. The closing (“Closing”) of the transactions contemplated by this Agreement shall occur within five (5) business days after the satisfaction or waiver of all conditions specified in Section 7 hereof (the “Closing Date”).

(b) Flow of Funds and Wire Instructions. Buyer and Sellers shall use commercially reasonable efforts to agree to a flow of funds statement at least two (2) business days prior to the Closing Date.

7. Closing Conditions:

(a) Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of all of the following conditions (except to the extent any such conditions are expressly waived by Buyer in writing):

(i) The representations and warranties of Sellers set forth in Section 8(a), shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (other than those representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date);

(ii) Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(iii) The Parties shall have received the following approvals:

(A) The applicable waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated;

(B) all approvals and authorizations required to be obtained from the FCC for the consummation of the transactions contemplated hereby shall have been obtained and shall have become Final Orders; and

(C) all other third party consents required to be obtained from any Governmental Authority (as defined in Section 9(b) hereof) for the consummation of the transactions contemplated hereby shall have been obtained.

As used in this Agreement, “Final Order” means an action or decision that has been granted by the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

(iv) No judgment, decree or order shall have been entered which would (x) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, (y) declare unlawful the transactions contemplated by this Agreement or (z) cause such transactions to be rescinded;

(v) Sellers shall have delivered to Buyer a certificate from a duly authorized officer of each of the Sellers, dated as of the Closing Date, stating that the applicable conditions specified in subsections (i) and (ii) of this Section 7(a) have been satisfied;

(vi) Sellers shall have delivered to Buyer evidence reasonably satisfactory to Buyer that any and all Liens on any of the Spectrum Assets have been extinguished and terminated;

(vii) Sellers shall have delivered to Buyer a certificate issued by the applicable Governmental Authority in each Seller’s jurisdiction of incorporation or organization evidencing the good standing of such Seller in such jurisdiction as of a date that is no more than five (5) business days prior to the Closing Date;

(viii) the Transition Services Agreement shall have been duly executed by Sellers;

(ix) Buyer shall have consummated the 144A Transaction; and

(x) Execution and delivery of appropriate instruments of sale and assignment of the Spectrum Assets and such other documents and instruments as Buyer or their counsel may reasonably request in connection with the consummation of the transactions contemplated hereby.

(b) Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of all of the following conditions (except to the extent any such conditions are expressly waived by Sellers in writing):

(i) The representations and warranties of Buyer set forth in Section 8(b) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (other than those representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all material respects as of such date);

(ii) Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(iii) The Parties shall have received the following approvals:

(A) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

(B) all approvals and authorizations required to be obtained from the FCC for the consummation of the transactions contemplated hereby shall have been obtained and shall have become Final Orders; and

(C) all other third party consents required to be obtained from any Governmental Authority for the consummation of the transactions contemplated hereby shall have been obtained.

(iv) No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(v) Buyer shall have delivered to Sellers a certificate from a duly authorized officer of Buyer, dated as of the Closing Date, stating that the applicable conditions specified in subsections (i) and (ii) of this Section 7(b) have been satisfied;

(vi) Buyer shall have delivered to Sellers a certificate issued by the applicable Governmental Authority in Buyer’s jurisdiction of incorporation evidencing the good standing of Buyer in such jurisdiction as of a date that is no more than five (5) business days prior to the Closing Date;

(vii) The Transition Services Agreement shall have been duly executed by Buyer; and

(viii) Execution and delivery of appropriate instruments of sale and assignment of the Spectrum Assets and such other documents and instruments as Sellers or their counsel may reasonably request in connection with the consummation of the transactions contemplated hereby.

8. Representations and Warranties:

(a) Sellers’ Representations and Warranties. Sellers represent and warrant to Buyer that the statements in this Section 8(a) are correct and complete as of the date hereof:

(i) Organization; Authority; Binding Effect. Each of the Sellers is either a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the laws of the state of its organization. Each of the Sellers has all requisite power and authority and full legal right to enter into this Agreement and to perform all of its agreements and obligations under this Agreement in accordance with its term. The execution, delivery and performance of this Agreement by each of the Sellers and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or limited liability company action, as applicable, and no additional corporate or limited liability company actions on any Sellers’s part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by each Sellers, and, upon such execution, constitutes the legal, valid and binding obligation of such Sellers, enforceable against such Sellers in accordance with its terms.

(ii) Non-Contravention. Neither the execution and delivery of this Agreement by Sellers nor the consummation by Sellers of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under (x) the articles of incorporation, certificate of incorporation or certificate of formation, as applicable, or the by-laws or operating agreement, as applicable, of such Sellers, each as amended to date, (y) any material agreement or commitment relating to the Spectrum Assets to which such Sellers are a party or (z) any statute or any judgment, decree, order, regulation or rule of any court or Governmental Authority, except, with respect to subsections (y) and (z), for violations, conflicts, defaults or the like that would not reasonably be expected to prevent or materially impede the consummation of the Closing.

(iii) Title and Rights to Assets. Sellers are the lawful, beneficial and exclusive owner of the Licenses and the Equipment free and clear of any Liens and have good and marketable title thereto, and Sellers have the unrestricted right to sell and assign, or cause the sale and assignment of the Spectrum Assets to Buyer at Closing free and clear of Liens. Other than Buyer, no person or entity holds or has been granted a right of first refusal or option to purchase any of the Spectrum Assets.

(iv) Licenses. The Licenses comply with the Communications Act of 1934, as amended, and the rules, regulations, orders, and written policies of the FCC.

(v) Pending or Threatened Action. There is no pending or, to the best of Sellers’ knowledge, threatened action by the FCC or any other Governmental Authority or third party to suspend, revoke, terminate or challenge any of the Licenses or Sellers’ right to operate the System.

(vi) Brokerage. There are no claims for brokerage commissions, finder’s fees or similar compensation payable by Sellers in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sellers.

(vii) No Other Representations and Warranties. Except for the specific representations and warranties expressly made by Sellers in Section 8(a) hereof, Sellers makes no representations or warranties of any kind or nature with respect to Sellers or the Spectrum Assets, and Sellers hereby expressly disclaim all other warranties, express or implied, of any kind or nature.

(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements in this Section 8(b) are correct and complete as of the date hereof:

(i) Organization; Authority; Binding Effect. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. Buyer has all requisite power and authority and full legal right to enter into this Agreement and to perform all of its agreements and obligations under this Agreement in accordance with its terms. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, as applicable, and no additional corporate proceedings are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Buyer, and, upon such execution, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer.

(ii) Non-Contravention. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under (x) the articles of incorporation, or the by-laws of Buyer, each as amended to date (y) any agreement or commitment to which Buyer is a party or (z) any statute or any judgment, decree, order, regulation or rule of any court or Governmental Authority, except, with respect to subsections (y) and (z), for violations, conflicts, defaults or the like that would not reasonably be expected to prevent or materially impede the consummation of the Closing.

(iii) Capitalization. Buyer is financially able to meet its obligations hereunder, including (after completion of the 144A Transaction) with respect to the payment of the Aggregate Consideration. Buyer is qualified under all applicable laws, rules and regulations to hold and receive the Spectrum Assets.

(iv) Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation payable by Buyer in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

(v) No Other Representations and Warranties. Except for the specific representations and warranties expressly made by Buyer in Section 8(b) hereof, Buyer makes no representations or warranties of any kind or nature with respect to Buyer, and Buyer hereby expressly disclaims all other warranties, express or implied, of any kind or nature.

9. Covenants:

(a) HSR Filing. Buyer and Sellers agree that as promptly as reasonably practicable following the execution of this Agreement, Buyer and Sellers shall make all premerger notification filings required under (a) the HSR Act (which shall in any event be made within twenty (20) business days after the date hereof), (b) the pre-merger notification rules in any other jurisdiction in which Buyer and Sellers agree applicable law requires a premerger notification filing (which filing shall be made promptly following such determination) and (c) comply at the earliest practical date with any request under the HSR Act for additional information, documents or other materials received by each of them or any of their respective affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice in respect of such filings, whether such request is formal or informal. Subject to applicable law, each such Party shall promptly inform the other Parties hereto of any oral communication with, and provide copies of written communication with, any Governmental Authority regarding any such filings. No Party shall independently participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other Parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings under the HSR Act or any other antitrust law.

(b) Other Regulatory Filings. Prior to the Closing, upon the terms and subject to the conditions of this Agreement, and except as contemplated by this Agreement or any Final Order, Buyer and Sellers shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to consummate the Closing and the transfer of the Spectrum Assets as promptly as reasonably practicable, including the preparation and filing of all forms, registrations and notices required pursuant to applicable law to be filed to consummate the Closing and transfer of the Spectrum Assets and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, releases, orders, licenses, permits, qualifications, exemptions or waivers by any government agency with jurisdiction over the transfer of the Spectrum Assets including the FCC (“Governmental Authority”).

(c) Conduct of the Business of Sellers. From the date hereof to the Closing Date, Sellers will: (i) operate the System only in the ordinary and usual course of business, (ii) not sell, dispose, encumber or permit the sale, disposal or encumbrance of any of the Spectrum Assets, (iii) take all reasonably necessary actions to maintain the continued validity of the Licenses and (iv) cooperate with Buyer in all applications or filings with the FCC and under the HSR Act in connection with this Agreement.

(d) Further Assurances. From and after the Closing Date, Sellers shall at any time and from time to time, upon Buyer’s reasonable request, execute and deliver such instruments of conveyance and assignment and shall take such action as Buyer may reasonably request to more effectively transfer to and vest in Buyer, or its successors and assigns, and to put Buyer in possession of, any and all of the Spectrum Assets, free and clear of any and all Liens.

(e) Conflicting Agreements. Except as contemplated by this Agreement, neither Buyer nor Sellers will enter into, or cause any of the Spectrum Assets to be or become subject to, any contract or arrangement that would preclude or would be violated by Buyer’s or Sellers’ performance of Buyer’s or Sellers’ obligations hereunder, as applicable, or the consummation of the transactions consummated hereby, and Buyer and Sellers covenant that, if any person should allege that any such contract or arrangement exists or otherwise seeks to challenge consummation of the transactions (or any portion thereof) contemplated hereby by reason of any course of conduct or circumstances on the part of Buyer or Sellers, as applicable, then Buyer or Sellers, as applicable, shall promptly use Buyer’s or Sellers’ reasonable best efforts, as applicable, to resolve such allegations or challenges so as to permit the transactions contemplated hereby to be consummated as soon as is practicable, and Buyer and Sellers acknowledge that, until such allegations and challenges have been finally and favorably so resolved, neither Sellers nor Buyer, as applicable, shall be obligated to close the transactions contemplated hereby.

(f) Notice to FCC. After the Closing, and not as a condition to Closing, Buyer shall provide proper notice to the FCC of consummation of the transactions contemplated hereby within a reasonable time, not to exceed the FCC mandated thirty (30) day consummation notice period, following the Closing Date.

(g) Transition Services Agreement. From the Effective Date through the Closing, Buyer and Sellers will cooperate with each other with respect to the negotiation, finalization, execution and delivery of the Transition Services Agreement.

10. No Solicitation: Sellers will not, nor will Sellers authorize or permit any of their subsidiaries to, and will cause their respective directors, officers or employees or any advisor, agent or representative (collectively, “Representatives”) retained by Sellers or their subsidiaries not to, directly or indirectly through another person solicit, initiate, or knowingly encourage any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a bid or proposal to purchase or otherwise acquire any interest, including any leasehold interest, in any of the Spectrum Assets.

11. Confidentiality: The terms of this Agreement and any information about the System, the Spectrum Assets, or Buyer’s or Sellers’ business shall be kept strictly confidential by the Parties and their Representatives; provided, however that all confidentiality obligations of Buyer with respect to the Spectrum Assets and Assumed Liabilities shall terminate simultaneously with the Closing. Sellers shall, and shall cause their respective Representatives to treat after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process) all nonpublic, confidential or proprietary information included in the Spectrum Assets (the “Buyer Covered Information”), and Sellers shall not, and shall cause their respective Representatives not to, after the date hereof, use the Buyer Covered Information for any purpose whatsoever, including without limitation to the detriment of Buyer or disclose the Buyer Covered Information to any person or entity, except (i) as expressly set forth herein; or (ii) where such Buyer Covered Information has become generally known to the public without breach by any Seller of this Section 11. The Parties may make disclosures to their Representatives as necessary to perform the Parties’ obligations hereunder. To the extent that any Parties make disclosures to its Representatives, the disclosing Party shall use its commercially reasonable efforts to cause such Representatives to honor the provisions of this Section 11. With respect to the period prior to the Closing, the obligations under this Section 11 shall not apply to information which (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 11, (b) is or becomes available on a non-confidential basis from someone other than a Party to this Agreement, provided that the source of such information is not known to the receiving Party to be bound by any obligation not to transmit such information, (c) is independently developed without breach of the commitment provided for in this Section 11, (d) is required to be disclosed by law, order or regulation of a court or tribunal or Governmental Authority, provided, however, that if such disclosure is required pursuant to subsection (d), the disclosing Party shall notify the applicable Party as early as practicable prior to disclosure to allow such Party to take appropriate measures to preserve the confidentiality of such information, (e) is disclosed to a Governmental Authority for the purposes of obtaining any necessary approval or consent contemplated by this Agreement, or (f) the disclosure of the material terms of the Agreement to the Buyer’s placement agent and the potential investors in the 144A Transaction, provided each such party agrees to maintain the confidentiality of such information. Any public announcement of the transactions contemplated by this Agreement shall be made only upon the mutual written consent of the Parties.

12. Indemnity:

(a) Survival. The representations and warranties set forth in Section 8 shall survive for a period of two (2) years following the Closing Date (the “Survival Period”); provided that if on or prior to the expiration of the Survival Period, a written claim for indemnification shall have been made by the indemnified Party to the indemnifying Party in accordance with the terms hereof, the indemnified Party shall continue to have the right to be indemnified with respect to such claim pursuant to the terms hereof. Notwithstanding anything to the contrary contained herein, none of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.

(b) Sellers’ Indemnity. From and after the Closing Date, Sellers shall jointly and severally indemnify, defend and hold Buyer, and each Buyer’s officers, directors, employees and agents harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, as well as expenses incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity (collectively, “Costs”), asserted against, imposed upon or incurred by Buyer resulting from: (i) any breach of any covenant, agreement, representation or warranty of Sellers contained in this Agreement and (ii) any and all Excluded Liabilities.

(c) Buyer’s Indemnity. From and after the Closing Date, Buyer shall indemnify, defend and hold Sellers, and their respective officers, directors, employees and agents harmless from and against all Costs asserted against, imposed upon or incurred by Sellers resulting from: (i) any breach of any covenant, agreement, representation or warranty of Buyer contained in this Agreement, (ii) any and all Assumed Liabilities.

(e) Sole and Exclusive Remedy. Subject to Section 14 hereof, the Parties acknowledge and agree that their respective sole and exclusive remedy with respect to any and all claims arising after the Closing (other than claims arising from fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 12.

(f) Third Party Claims. In the event that any written claim or demand for which an indemnifying Party may have liability to any indemnified Party hereunder is asserted against or sought to be collected from any indemnified Party by a third party (a “Third Party Claim”), such indemnified Party shall promptly, but in no event more than ten (10) days following such indemnified Party’s receipt of a Third Party Claim, notify the indemnifying Party of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, any other remedy sought thereunder, any relevant time constraints relating thereto, a reasonably detailed explanation of the events giving rise to such Third Party Claim and any other material details pertaining thereto (a “Claim Notice”); provided that the failure to timely give a Claim Notice shall not relieve the indemnifying Party of its obligations hereunder, except to the extent that the indemnifying Party shall have been actually and materially prejudiced by such failure. Thereafter, the indemnified Party shall deliver to the indemnifying Party, promptly following the indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified Party relating to the Third Party Claim.

(g) Direct Indemnity Claims. Each indemnified Party shall assert any claim on account of any Costs which do not result from a Third Party Claim (a “Direct Claim”) by giving the indemnifying Party written notice thereof reasonably promptly (and, in any event, no later than thirty (30) days following the indemnified Party’s discovery of the applicable Costs reasonably likely to give rise to a claim under this Agreement). Such notice by the indemnified Party shall describe the Direct Claim in reasonable detail, include copies of all available material documents relating to the Direct Claim and indicate the estimated amount, if reasonably practicable, of Costs that have been or may be sustained by the indemnified Party; provided that the failure to timely give such notice shall not affect the rights of an indemnified Party hereunder unless (i) such failure has a prejudicial effect on the defenses or other rights available to the indemnifying Party with respect to such Direct Claim, (ii) such failure has a prejudicial effect on the indemnifying Party’s or the indemnified Party’s ability to mitigate such Direct Claim or (iii) the indemnification obligations are materially increased as a result of such failure.

13. Termination:

(a) Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing: (i) by mutual consent of the Buyer and Sellers provided in writing, (ii) by either Party if the FCC consent to the ULS Application has not occurred within 180 days from the filing of the ULS Application, (iii) by Buyer, upon material breach by any Sellers of any of its representations and warranties, covenants or agreements contained herein, which breach is not cured within thirty (30) days after receipt by Sellers of written notice of the breach specifying particularly such breach, and such breach would result in a failure to satisfy the conditions to Closing set forth in Section 7(a), (iv) by Sellers if Buyer fails to commence activities related to the 144A Transaction within 30 days of the Effective Date or (v) by Sellers upon material breach by Buyer of any of its representations and warranties, covenants or agreements contained herein, which breach is not cured within thirty (30) days after receipt by Buyer of written notice of the breach specifying particularly such breach, and such breach would result in a failure to satisfy the conditions to Closing set forth in Section 7(b). Notwithstanding the foregoing, this Agreement and the transactions contemplated hereby shall terminate automatically if the conditions to Closing specified in Section 7(a)(ix) have not been satisfied by Buyer within 90 days of filing the ULS Application.

(b) Effect of Termination. In the event of the termination of this Agreement in accordance with Section 13(a), (i) this Agreement, insofar as it relates to the Parties’ rights and obligations relating thereto, shall thereafter become void and have no effect, and no Party shall have any liability to the other Party or their respective affiliates or Representatives, except for the obligations of the Parties contained in Section 11, this Section 13(b) and Sections 14 - 24 (and any related definitional provisions set forth in this Agreement), and except that nothing in this Section 13(b) shall relieve either Party from liability for any fraud or intentional breach of this Agreement that arose prior to such termination and (ii) Sellers shall return the Deposit to Buyer within three (3) business days following such termination by wire transfer to an account designated by Buyer in writing.

14. Specific Performance: The Parties acknowledge that the Spectrum Assets are unique and the loss to the Parties due to one or more Party’s failure to perform this Agreement could not be easily measured with damages. The Parties shall be entitled to specifically enforce this Agreement in a court of equity without proof of specific monetary damages, but without waiving any right thereto, in the event of breach of this Agreement by one or more of the other Parties.

15. Waiver: Buyer or Sellers, by written notice to the other, may (a) extend the time for performance of any of the obligations or other actions of the other Parties under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions or covenants of the other Parties contained in this Agreement or (d) waive or modify performance of any of the obligations of the other Parties under this Agreement, provided that neither Party may without the consent of the other Parties make or grant such extension of time, waiver of inaccuracies or compliance, or waiver or modification of performance, with respect to its own obligations, representations, warranties, conditions or covenants hereunder. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained in this Agreement and shall not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

16. Attorney’s Fees and Costs: Should any Party be required to retain the services of an attorney to file an action to enforce any of its rights hereunder, or under any other document executed and delivered pursuant to this Agreement, the Party prevailing in such action shall be entitled to recover from the other Party reasonable attorney’s fees and court costs in connection therewith in an amount to be fixed by the court hearing the action.

17. Notices: All notices and other communications hereunder shall be in writing and shall be deemed given (a) the same day if delivered personally, by facsimile or by electronic mail, (b) the next business day if sent by overnight delivery via a reliable express delivery service or (c) after five (5) business days if sent by certified mail, return receipt requested, postage prepaid. All notices shall be delivered to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that notice of change of address shall be effective only upon receipt thereof):

(i) If to Sellers, to:

FCI 900, Inc., ACI 900, Inc., Machine License Holding, LLC, Nextel WIP License Corp., and

Nextel License Holdings 1, Inc

C/o Sprint Corporation

Attn: Patricia Tikkala, VP Spectrum

VARESA0101-1A353

12502 Sunrise Valley Drive

Reston, VA 20196

Phone: (703) 592-8500

Email: Patricia.Tikkala@Sprint.Com

And to:

Sprint Corporation

Attn: Heather P. Brown, Sr. Counsel

VARESA0209-2D187

12502 Sunrise Valley Drive

Reston, VA 20196

Phone: (703) 433-4467

Email: Heather.Brown@Sprint.Com

(ii) If to Buyer, to:

Pacific DataVision, Inc.

100 Hamilton Plaza Lobby Floor

Paterson, NJ 07505

Attn: John C. Pescatore, President and Chief Executive Officer

Phone: (973) 771-0797

Email: jpescatore@pdvcorp.com

With a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 100

San Diego, CA 92121

Attention: Jeffrey Thacker

Phone: (858) 638-6728

Email: Jeff.Thacker@dlapiper.com

18. Assignment: All covenants, agreements, representations, warranties and indemnities shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by any of the Parties, provided that Buyer or Sellers may assign its or their rights under this Agreement to the direct or indirect subsidiary or affiliate of such Party, upon delivery of written notice to the other Parties.

19. Counterparts: This Agreement may be executed in one or more counterparts, which shall be effective as original agreements of the Parties executing such counterpart. Original signatures transmitted by facsimile or via portable document format (pdf) shall be effective to create such counterparts.

20. Schedules and Exhibits: All references in this Agreement to “Schedules” or “Exhibits” shall mean the disclosure schedules or exhibits identified in this Agreement and listed at the end hereof, which are incorporated herein by reference and shall be deemed a part of this Agreement for all purposes. Failure to attach any Schedule or Exhibit referenced herein shall not affect the binding nature of this Agreement.

21. Governing Law: This Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflict of laws provisions thereof.

22. Waiver of Jury Trial: THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

23. Interpretation: All headings used in this Agreement are for convenience of reference only and shall not be deemed to have any substantive effect. Notwithstanding any law or rule of contract interpretation to the contrary, this Agreement shall not be interpreted strictly for or against any Party hereto. Each of the Parties certifies to the other that it has reviewed this Agreement with, and is relying solely upon the advice of, its independent counsel and tax advisor, as to the negotiation, preparation, execution and delivery of this Agreement and as to the legal and tax implications hereunder. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or unlawful by any administrative agency or court of competent jurisdiction, that provision shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision contained herein, and the Parties shall use their reasonable best efforts to make the covenant, condition or other provision valid and lawful if possible so as to preserve the rights and obligations of the Parties hereto.

24. Amendment: This Agreement, together with the Schedules hereto, constitutes the entire understanding and agreement between the Parties concerning the subject matter hereof, superseding all prior oral or written agreements or understandings. This Agreement may not be changed, modified or altered except by an agreement in writing executed by each of the Buyers and Seller.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, this Agreement shall be effective as a binding agreement among the Parties hereto upon being fully executed by the Parties indicated below as of the date first written above and shall remain in effect as an Agreement for the purchase and sale of the Spectrum Assets upon the terms and conditions provided in this Agreement.

SELLERS:

FCI 900, INC.

By:	/s/ Patricia C. Tikkala
Name:	Patricia C. Tikkala
Title:	VP Spectrum

ACI 900, Inc.

By:	/s/ Patricia C. Tikkala
Name:	Patricia C. Tikkala
Title:	VP Spectrum

Machine License Holdings, LLC

By:	/s/ Patricia C. Tikkala
Name:	Patricia C. Tikkala
Title:	VP Spectrum

Nextel WIP License Corp.

By:	/s/ Patricia C. Tikkala
Name:	Patricia C. Tikkala
Title:	VP Spectrum

Nextel License Holdings 1, Inc.

By:	/s/ Patricia C. Tikkala
Name:	Patricia C. Tikkala
Title:	VP Spectrum

BUYER:

Pacific DataVision, Inc.

By:	/s/ John C. Pescatore
Name:	John C. Pescatore
Title:	President and CEO

SCHEDULE A

LICENSES

SCHEDULE A-1

[Please see Schedule D to the Management Services Agreement filed hereto as Exhibit 10.18]

SCHEDULE A-2

SITE LICENSES ACQUIRED

[Please see Schedule D to the Management Services Agreement filed hereto as Exhibit 10.18]

SCHEDULE B

EQUIPMENT

*   *   *

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.